Exhibit 10.1

First Amendment
to the
DTE Energy Company Executive Supplemental Retirement Plan
(Amended and Restated Effective January 1, 2005)

Recitals

A. DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) (the “Plan”) to enable the Company to attract and retain executives.

B. The Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors is authorized to amend the Plan.

C. By a resolution properly adopted on December 2, 2009, the Committee amended the Plan to provide for forfeiture of unpaid Plan benefits upon a participant’s violation of certain covenants.

Plan Amendment

Effective December 2, 2009, the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) is amended by adding new Section 7.04 as follows:

7.04 Forfeiture for Violation of Covenants.

(a) This Section 7.04 supersedes any conflicting provision of the Plan.

(b) This Section 7.04 applies to Compensation Credits and Discretionary Contributions, and related earnings and losses, credited to a Participant’s Account as of any date after December 31, 2009.

(c) This Section 7.04 applies to the portion of a Frozen MSBP Participant’s MSBP benefit or a Grandfathered MSBP Participant’s MSBP benefit (as computed under Section 5.01) in excess of the Participant’s MSBP benefit computed as if the Participant voluntarily terminated employment on December 31, 2009.

(d) Any amounts described in Section 7.04(b) or 7.04(c) that have not been distributed at the time a Participant or former Participant violates any covenant imposed on the Participant or former Participant under a Confidentiality and Non-Competition Agreement or a Confidentiality and Non-Solicitation Agreement (as determined under the Agreement’s terms) are immediately forfeited. For purposes of this Section 7.04(d), any annual installments or annuity payments that have not been paid to a Participant or former Participant are treated as not distributed and as forfeitable even if the Participant or former Participant has already received one or more annual installments or annuity payments at the time the Participant or former Participant violates a covenant described in this Section 7.04(d). The Participant or former Participant is required to repay to the Plan any amounts paid to the Participant or former Participant after the time the Participant or former Participant violated a covenant described in this Section 7.04(d).

First Amendment to January 1, 2005 Amended and Restated ESRP – Page 1 of 2

DTE Energy Company has caused this First Amendment to be executed on the 2nd day of December, 2009.

DTE ENERGY COMPANY

By: /s/Larry E. Steward

Larry E. Steward
Vice President, Human Resources

First Amendment to January 1, 2005 Amended and Restated ESRP – Page 2 of 2